MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

March 10, 2006		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Fourth Quarter 2005 Financial Results

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported a net loss available to common stockholders of $32.6 million, or a loss of $0.40 per share of common stock, for the fourth quarter ended December 31, 2005. On December 15, 2005, MFA announced its fourth quarter dividend of $0.05 per share of common stock. The dividend was paid on January 31, 2006 to stockholders of record as of December 27, 2005.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “As previously indicated, increases in the target federal funds rate continue to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, negatively impacting spreads. The U.S. Federal Open Market Committee has increased the target federal funds rate by 25 basis points at each of its last 14 meetings and has indicated that some further policy firming may be needed to keep the risks to the attainment of both sustainable economic growth and price stability roughly in balance. As a result of the Federal Reserve’s efforts to tighten monetary policy and the fact that, in general, the yields on MFA’s assets reset annually, but only after an initial fixed rate period, we anticipate that MFA will experience a period of reduced earnings over the next several quarters.”

     Mr. Zimmerman continued, “Based upon these factors, MFA undertook a number of previously disclosed strategic steps during the fourth quarter of 2005 to reposition its MBS portfolio so as to reduce interest rate risk. This repositioning resulted in MFA recognizing $39.1 million of related losses in the fourth quarter of 2005, comprised of an $18.4 million loss on the sale of MBS and an impairment charge of $20.7 million against certain MBS which MFA no longer had the intent to hold until recovery of market value occurs. For the quarter ending December 31, 2005, MFA’s earnings excluding these repositioning losses was $6.4 million, or $0.08 per share of common stock. The criteria used in determining the assets that were sold, or on which an impairment charge was taken, included sensitivity to rising interest rates and future earning potential. As a REIT, MFA must distribute at least 90% of its taxable income excluding net capital gains and losses, so neither the realized loss on sale nor the impairment charge had an impact on MFA’s required dividend.”

     Mr. Zimmerman added, “MFA continues to focus on high quality, higher coupon hybrid and adjustable-rate MBS assets. At December 31, 2005, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are either adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 4.73% as of December 31, 2005. Approximately 53% of the MBS in MFA’s portfolio have interest rates that contractually reprice within the next 12 months. Additionally, approximately 24% of the MBS in MFA’s portfolio will contractually reprice after 12 months but within 36 months and 23% will contractually reprice after 36 months but within 60 months.

     MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its hybrid and adjustable-rate MBS portfolio (collectively, “ARM-MBS”) to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its ARM-MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of December 31, 2005, was approximately 12.5 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 4.2 months, resulting in a Repricing Gap of approximately 8.3 months. The prepayment speed on MFA’s MBS portfolio averaged 31.2% Constant Prepayment Rate (“CPR”) during the fourth quarter of 2005.

     During the fourth quarter of 2005, the gross yield on MFA’s interest-earning assets was approximately 4.68%, while the net yield on interest-earning assets was reduced to 3.62%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 3.62% and its 3.36% cost of funds, was 0.26% for the fourth quarter of 2005. MFA’s costs for compensation and benefits and other general and administrative expense were $2.0 million for the quarter ended December 31, 2005, or 0.12% of average assets. As of December 31, 2005, book value per share of common stock was $7.05 compared to $7.04 as of September 30, 2005.

     On August 11, 2005, MFA announced that it was implementing a stock repurchase program to repurchase up to 4,000,000 shares of its outstanding common stock. Through December 31, 2005, MFA had repurchased 2,264,700 shares at a weighted average cost per share of $5.80.

     MFA finances the acquisition of its MBS primarily through borrowing in the form of repurchase agreements. At December 31, 2005, MFA’s debt-to-equity ratio was approximately 7.7:1, while its assets-to-equity ratio was approximately 8.8:1. MFA seeks to generate income from investment on a leveraged basis in high-quality ARM-MBS and other assets. At December 31, 2005, MFA’s assets totaled approximately $5.8 billion.

     As previously announced, MFA is in the process of evaluating whether its current financial statement presentation of certain transactions, which involve its acquisition of MBS from a counterparty and the subsequent financing of these MBS through repurchase agreements with the same counterparty, remains appropriate given its understanding of a technical interpretation of certain provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Although the Company believes its accounting for these transactions is appropriate, the Company will continue to evaluate its position as the interpretation of this issue among industry participants and standard setters evolves. If MFA were to determine that it was required to apply this technical interpretation, the potential change in its accounting treatment would not affect the economics of these transactions, but would affect how these transactions were reported on its consolidated financial statements. The result of this technical interpretation would preclude MFA from presenting these MBS and the related financings, as well as the related interest income and interest expense, on a gross basis on its consolidated financial statements. Instead, MFA would present the net investment in these transactions as derivatives on its consolidated financial statements. As of December 31, 2005, the Company had 25 of these transactions aggregating approximately $474.5 million in MBS and $471.5 million in financings under related repurchase agreements. MFA does not believe that the application of this technical interpretation would impact its cash flows, liquidity or taxable income or its ability to pay dividends.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     MFA will hold a conference call on March 10, 2006, at 10:00 a.m. (New York City time) to discuss its fourth quarter 2005 financial results. The number to dial in order to listen to the conference call is (800) 553-0327 in the U.S. and Canada. International callers must dial (612) 332-0819. The replay will be available through Friday, March 17, 2006, and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 822146. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Per Share Amounts)	At December 31,

	2005	2004

Assets:
Mortgage-backed securities, at fair value (including pledged assets of $5,394,144 and $6,475,970 at December 31, 2005 and 2004,
respectively)	$5,714,906	$6,777,574
Cash and cash equivalents	64,301	68,341
Accrued interest receivable	24,198	26,428
Interest rate cap agreements, at fair value	2,402	1,245
Swap agreements, at fair value	3,092	321
Real estate	29,398	30,017
Goodwill	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and Dividend
Reinvestment Plan	--	985
Prepaid and other assets	1,431	1,584

Total Assets	$5,846,917	$6,913,684

Liabilities:
Repurchase agreements	$5,099,532	$6,113,032
Accrued interest payable	54,157	28,351
Mortgages payable on real estate	22,552	22,686
Dividends payable	4,058	18,170
Accrued expenses and other liabilities	5,516	2,611

Total Liabilities	5,185,815	6,184,850

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and outstanding at
December 31, 2005 and 2004 ($96,000 aggregate liquidation
preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized;
80,121 and 82,017 issued and outstanding at December 31,
2005 and 2004, respectively	801	820
Additional paid-in capital	770,789	780,406
Accumulated deficit	(52,315)	(17,330)
Accumulated other comprehensive loss	(58,211)	(35,100)

Total Stockholders’ Equity	661,102	728,834

Total Liabilities and Shareholders’ Equity	$5,846,917	$6,913,684

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2005	2004	2005	2004

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest and Dividend Income:
MBS income	$57,708	$54,003	$235,798	$174,957
Interest income on temporary cash investments	1,099	264	2,921	807

Total Interest Income	58,807	54,267	238,719	175,764

Interest Expense	48,499	31,836	183,833	88,888

Net Interest Income	10,308	22,431	54,886	86,876

Other Income:
Other-than-temporary impairment on MBS	(20,720)	--	(20,720)	--
Revenue from operations of real estate	1,058	1,058	4,187	4,126
Net (loss)/gain on sale of securities	(18,364)	--	(18,354)	371
Miscellaneous other income	226	14	351	195

Total Other (Loss)/Income	(37,800)	1,072	(34,536)	4,692

Operating and Other Expense:
Compensation and benefits	1,106	1,416	5,505	5,603
Real estate operating expense	690	704	2,805	2,860
Mortgage interest on real estate	421	425	1,681	1,698
Other general and administrative expense	894	1,138	3,651	3,334

Total Operating and Other Expense	3,111	3,683	13,642	13,495

Net (Loss)/Income	$(30,603)	$19,820	$6,708	$78,073

Less: Preferred Stock Dividends	2,040	1,758	8,160	3,576

Net Income Available to Common Stockholders	$(32,643)	$18,062	$(1,452)	$74,497

Earnings Per Share of Common Stock:
Earnings per share – basic	$(0.40)	$0.22	$(0.02)	$0.98
Weighted average shares outstanding – basic	81,135	80,864	82,025	76,168

Earnings per share – diluted	$(0.40)	$0.22	$(0.02)	$0.98
Weighted average shares outstanding – diluted	81,135	80,911	82,025	76,217

Reconciliation of Non-GAAP Financial Measures

This press release contains disclosure relating to MFA’s earnings excluding repositioning losses for the fourth quarter and year ended December 31, 2005, which may constitute a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. As the reconciliation below illustrates, earnings excluding repositioning losses exclude from net income available to common stockholders the effect of losses incurred by MFA in repositioning its MBS portfolio during the fourth quarter of 2005. As a REIT, MFA must distribute at least 90% of its taxable income excluding net capital gains and losses. MFA’s management believes that the disclosure of this financial measure is useful to enabling investors to better understand MFA’s minimum dividend requirement relating to its REIT status. MFA’s management further believes that this financial measure, when considered together with MFA’s GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. Management also believes that this financial measure enhances the ability of investors to analyze MFA’s operating trends and to better understand its operating performance. This financial measure does not, however, take into account the effect of the losses incurred by MFA in repositioning its MBS portfolio during the fourth quarter of 2005 and, therefore, should not be used as a substitute in assessing MFA’s results of operations and financial position. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. A reconciliation of MFA’s earnings excluding repositioning losses for the three months and year ended December 31, 2005 with the most directly comparable financial measure calculated in accordance with GAAP is as follows:

	For the Three Months Ended December 31, 2005		For the Year Ended December 31, 2005

(In Thousands, Except per Share Amounts)		(Per Share)		(Per Share)
Net Loss Available to Common Stockholders	$(32,643)	$(0.40)	$(1,452)	$(0.02)
Add:
Other-than-temporary impairment charge on MBS	20,720	0.25	20,720	0.25
Net Loss on sale of MBS	18,364	0.23	18,354	0.23

Net Income Excluding Repositioning Losses	$6,441	$0.08	$37,622	$0.46

Weighted average shares outstanding - basic	81,135		82,025